For Immediate Release

Contact: Tate Fite 011.7.495.737.5177 Chief Financial Officer tate.fite@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces 2006 Third Quarter Results

 Nine Month Revenues Increase 115.4%

New York, NY – November 28, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced its results of operations for the three and nine months ended September 30, 2006. For the three months ended September 30, 2006, the Company recorded total revenues of $5,845,000, which represents an increase of 142.4% from the revenues of $2,411,000 reported for the three months ended September 30, 2005. For the three months ended September 30, 2006, the Company incurred a net loss applicable to common shares of $6,239,000, or $0.54 per share, basic and diluted, as compared to a restated net loss applicable to common shares of $3,852,000, or $0.44 per share, basic and diluted, for the three months ended September 30, 2005.  The current quarter’s loss per share was based on 11,478,000 weighted average shares outstanding for the period; while the restated loss per share for the three month period ended September 30, 2005 was based on 8,850,000 weighted average shares outstanding. Neither calculation includes the 4,500,000 outstanding shares of Series B Convertible Preferred Stock that are convertible into the Company’s Common Stock on a share-for-share basis, which if included, would have reduced the loss per share to $0.39 and $0.29 per share, for the three month periods ended September 30, 2006 and 2005, respectively.

For the nine months ended September 30, 2006, the Company recorded total revenues of $15,170,000, which represents an increase of 115.4% from the $7,043,000 of revenues recorded for the nine months ended September 30, 2005. For the nine months ended September 30, 2006, the Company incurred a net loss applicable to common shares of $13,086,000, or $1.29 per share, basic and diluted, as compared to a restated net loss applicable to common shares of $18,186,000, or $2.06 per share, basic and diluted, for the nine months ended September 30, 2005. These prior year results include the recognition of a non-cash beneficial conversion feature charge of $10,781,000 relating to the 4,500,000 shares of Series B Convertible Preferred Stock issued in January 2005, which contributed $1.22 per

share to the reported per share loss.   The current year’s nine month loss per share was based on 10,173,000 weighted average shares outstanding for the period, while the restated loss per share for the nine months ended September 30, 2005 was based on 8,832,000 weighted average shares outstanding, Neither calculation includes the 4,500,000 outstanding shares of Series B Convertible Preferred Stock that are convertible into the Company’s Common Stock on a share-for-share basis, which if included, would have reduced the loss per share to $0.89 and $1.39  per share, for the nine month periods ended September 30, 2006 and 2005,respectively.

Moscow CableCom’s quarterly and nine month progress is the direct result of accelerated expansion of the Company’s hybrid fiber coaxial network in Moscow, Russia, and of aggressive sales and marketing efforts, which have resulted in increased subscriber levels, particularly for pay television and Internet access services. The following table presents network and subscriber base growth through September 30, 2006:

	September 30, 2006	December 31, 2005	September 30, 2005	Year-to-date change	One-year change

Homes Passed	681,594	325,954	255,622	109.1%	166.6%
Active Subscribers
Terrestrial television	137,921	85,994	77,090	60.4%	78.9%
Cable television	47,052	15,618	9,466	201.3%	397.1%
Internet	74,652	34,600	24,985	115.8%	198.8%

Penetration levels
Terrestrial television	20.2%	26.4%	30.2%
Cable television	6.9%	4.8%	3.7%
Internet	11.0%	10.6%	9.8%

Mikhail Smirnov, the Company’s Chief Executive Officer stated, “We expanded our hybrid-fiber coaxial network by 28.3% during the third quarter - more than 150,000 homes. We also increased the number of our active cable television and Internet access services subscribers by 54.5% and 32.7%, respectively, despite the seasonally slow summer sales period. We remain optimistic that demand for our services will continue to grow. We’ve achieved market penetration levels of 9.1% and 21.7% for our cable television and Internet access services, respectively, in selected areas where we have had a presence for an extended period of time. We expect to increase our market penetration in existing areas, to which we are presently marketing our services, as well as in areas of Moscow to be accessed in the coming months.”

The Company also announced that on November 21, 2006, it received a Nasdaq Staff Determination letter indicating that, as a result of the delay in filing the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, the Company is not in compliance with the qualification requirements for continued listing as set forth in Marketplace Rule 4310(c)(14), and that its common stock is, therefore, subject to potential delisting from The Nasdaq Global Market.  The Company believes that as a result of the filing of its Form 10-Q today, it has regained compliance with Nasdaq’s listing requirements and expects to receive confirmation of such from Nasdaq.

About Moscow CableCom

Moscow CableCom Corp (NASDAQ: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to cable television and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.ru

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may contain words such as “expects,” “anticipates,” “plans,” believes,” “projects” and words of similar meaning. These statements relate to our future business and financial performance, including AKADO's development, its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and our ability to raise funds for AKADO's development. These statements are based on management's best assessment of Moscow CableCom's and AKADO's strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties. The actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of AKADO, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Annual Report on Form 10-K /A for the year ended December 31, 2005 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

MOSCOW CABLECOM CORP.
Consolidated Condensed Balance Sheets

(unaudited)
(In thousands, except per share data)

	September 30, 2006	December 31, 2005
Assets		(restated)
Current assets:
Cash and cash equivalents	$ 24,090	$ 5,442
Marketable securities	2,802	3,322
Trade receivables, less allowance for doubtful accounts of $173 and $111	146	252
Inventories, net	1,796	1,237
Taxes receivable	7,102	3,523
Deferred costs	713	470
Deferred income taxes	552	398
Other assets	4,372	1,845
Total current assets	41,573	16,489
Property, plant and equipment, net	49,409	25,730
Construction in progress and advances	13,839	9,563
Prepaid pension expense	5,347	5,111
Intangible assets, net	4,680	4,850
Goodwill	4,695	4,409
Investment in Institute for Automated Systems	7,190	7,128
Deferred costs	955	712
Other assets	1,658	716
Total assets	$ 129,346	$ 74,708
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$ 571	$ 598
Payable to affiliate	1,139	531
Accounts payable and accrued liabilities	11,380	4,849
Deferred revenue	209	354
Total current liabilities	13,299	6,332
Note payable to shareholder	32,485	20,211
Long-term debt, less current maturities	2,947	1,773
Other long-term obligations	854	720
Deferred revenue	551	380
Deferred income taxes	3,386	2,911
Total liabilities	53,522	32,327
Commitments and contingencies
Stockholders’ equity:
Series A cumulative convertible preferred stock, no par value; 800,000 shares authorized; 149,962 shares and 150,144 respectively, shares issued and outstanding, liquidation preference $18.75 per share	2,789	2,792
Series B convertible preferred stock, $.01 par value, 25,000,000 shares authorized 4,500,000 shares issued and outstanding	45	45
Common stock, $.01 par value; 40,000,000 shares authorized; 13,752,738 shares and 8,860,746 shares, respectively, issued and outstanding	138	89
Additional paid-in capital	110,818	66,243
Accumulated deficit	(39,694)	(26,608)
Treasury stock, at cost, 24,500 shares	(180)	(180)
Accumulated other comprehensive income	1,908	-
Total stockholders’ equity	75,824	42,381
Total liabilities and stockholders’ equity	$ 129,346	$ 74,708

MOSCOW CABLECOM CORP.

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005 (restated)	2006	2005 (restated)

Sales and revenues
Subscription fees, connection fees and equipment sales	$5,796	$2,367	$15,011	$6,905
Other	49	44	159	138

Total revenue	5,845	2,411	15,170	7,043

Cost of sales
Services from related party	1,343	663	3,374	1,678
Salaries and benefits	1,193	377	2,927	950
Depreciation and amortization	1,385	431	3,445	1,273
Other	1,159	657	2,222	1,339

Total cost of sales	5,080	2,128	11,968	5,240

Gross margin	765	283	3,202	1,803

Operating expenses
Salaries and benefits	3,777	1,898	9,352	4,622
Depreciation	202	112	618	321
General and administrative	2,465	1,430	6,555	3,918

Total operating expenses	6,444	3,440	16,525	8,861

Loss from operations	(5,679)	(3,157)	(13,323)	(7,058)

Equity in losses of Institute for Automated Systems	(188)	(160)	(392)	(303)
Investment income and other income	254	282	570	873
Interest expense	(907)	(665)	(2,464)	(1,898)
Foreign currency translation gain (loss)	651	6	2,997	(69)

Loss before income taxes	(5,869)	(3,694)	(12,612)	(8,455)
Income tax (expense) benefit	(314)	(102)	(305)	1,219

Net loss	(6,183)	(3,796)	(12,917)	(7,236)
Preferred dividends	(56)	(56)	(169)	(169)
Beneficial conversion feature	-	-	-	(10,781)

Net loss applicable to common shares	$(6,239)	$(3,852)	$(13,086)	$(18,186)

Loss per common share:
Basic and diluted	$(0.54)	$(0.44)	$(1.29)	$(2.06)